The issuer has filed a registration statement (including a prospectus) (File No. 333-219386) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus relating to the offering may be obtained from the offices of Network 1 Financial Securities, Inc., The Galleria, Penthouse, 2 Bridge Avenue, Building 2, Red Bank, NJ 07701, or by calling toll-free 1-800-886-7007, or by email at info@netw1.com or via website at https://genprex.network1.com/.

To review a filed copy of our current registration statement, click on the following link:

https://www.sec.gov/Archives/edgar/data/1595248/000119312517286120/d415543ds1a.htm

Developing 21
st
Century Gene Therapies for Cancer
September 2017
Filed Pursuant to Rule 433 under the Securities Act of 1933
Issuer Free Writing Prospectus dated September 15, 2017
Relating to Preliminary Prospectus dated September 15, 2017
Registration No. 333-219386

Disclaimer | Forward Looking Statements

This
presentation
may
contain
projections
or
other
forward-looking
statements
regarding
future
events,
the
safety
and
efficacy
of
our
product
candidates
or
the
future
financial
performance
of
our
company.
These
forward-looking
statements
may
contain
forward
-looking
words
such
as
“may,”
“might,”
“should,”
“would,”
“could,”
“expect,”
“plan,”
“anticipate,”
“intend,”
“believe,”
“estimate,”
“predict,”
“potential”
or
“continue”
or
similar
expressions.
These
forward-looking
statements
are
subject
to
a
number
of
risks,
uncertainties
and
assumptions,
including
those
described
in
the
“Risk
Factors”
section
of
our
prospectus.
While
we
believe
we
have
identified
material
risks,
these
risks
and
uncertainties
are
not
exhaustive.
Other
sections
of
this
prospectus
describe
additional
factors
that
could
adversely
impact
our
business
and
financial
performance.
Moreover,
we
operate
in
a
very
competitive
and
rapidly
changing
environment.
New
risks
and
uncertainties
emerge
from
time
to
time,
and
it
is
not
possible
to
predict
all
risks
and
uncertainties,
nor
can
we
assess
the
impact
of
all
factors
on
our
business
or
the
extent
to
which
any
factor,
or
combination
of
factors,
may
cause
actual
results
to
differ
materially
from
those
contained
in
any
forward-
looking
statements.
All
marks,
materials
and
information
are
exclusively
owned
by
Genprex,
Inc.,
including
the
registered
trademark
Oncoprex
with
all
rights
reserved.
No
permissions
of
any
kind
whatsoever
are
granted
to
the
recipient.

Free Writing Prospectus Statement

This
presentation
highlights
basic
information
about
our
company.
Because
it
is
a
summary,
it
does
not
contain
all
of
the
information
you
should
consider
before
investing.
Except
as
otherwise
indicated,
this
presentation
speaks
only
as
of
the
date
hereof.
This
offering
may
be
made
only
by
means
of
a
prospectus.
We
have
filed
a
registration
statement
on
Form
S-1
(including
a
preliminary
prospectus)
with
the
SEC
for
our
initial
public
offering
to
which
this
presentation
relates.
The
registration
statement
has
not
yet
become
effective.
Before
you
invest,
you
should
read
the
preliminary
prospectus
in
that
registration
statement
(including
the
risk
factors
described
therein)
and,
when
available,
the
final
prospectus
relating
to
the
offering,
and
the
other
documents
we
have
filed
with
the
SEC
for
more
complete
information
about
our
company
and
the
offering.
You
may
get
these
documents
for
free
by
visiting
EDGAR
on
the
SEC
web
site
at
www.sec.gov.
Alternatively,
we,
any
underwriter
or
any
dealer
participating
in
the
offering
will
arrange
to
send
you
the
prospectus
if
you
request
it
by
contacting
Network
1
Financial
Securities,
Inc.,
attn:
Alice
McKeon,
The
Galleria,
Penthouse,
2
Bridge
Avenue,
Building
2,
Red
Bank,
NJ
07701,
or
by
calling
toll-free
1-800-886-
7007,
or
by
email
at
amckeon@netw1.com.

21 st Century Gene Therapy for Cancer 4 Mission: Reprogramming the Course of Cancer

Management Team and Board of Directors

Bob
Pearson,
MBA
–
Board
Director
-
Vice Chairman and Chief Innovation Officer, W2O
Group
-
Deep global media and communications experience in
pharmaceutical (Novartis) and technology (Dell)
David
Friedman,
JD
–
Board
Director
-
Partner, TCG Group Holdings; Managing Partner,
ACM Investment Management
-
Deep expertise in financial, legal, and operations
management
James
E.
Rothman,
PhD
–
Strategic
Advisor
to
the
Board
-
2013 Nobel Prize Laureate in Medicine and Physiology
-
National Academy of Sciences and Institute of
Medicine. Endowed chairs at Memorial Sloan
Kettering, Columbia University’s College of Physicians
and Surgeons, and Yale University (professor and
chair of Cell Biology)
Rodney Varner, JD –
CEO, Chairman of the Board
-
30+ years of expertise in corporate law, including
corporate governance, in biotech industry
-
Former owner of securities broker dealer firm
Julien L. Pham, MD, MPH –
COO
-
Physician and serial entrepreneur with 15+ years
experience in clinical medicine, research, and
innovation
-
Former faculty at Harvard Medical School
Ryan Confer, MSTC
–
CFO
-
Various management roles in tech transfer and
commercialization, international business
development, and financial analysis
Elizabeth Han, JD –
Corporate Counsel
-
Previously at international law firm where she
advised hospitals, large pharma and medical
devices companies on compliance and regulatory
matters.

Scientific Advisory Board

Jack A. Roth, MD, FACS, Chairman
-
Professor and Bud Johnson Clinical Distinguished Chair, Department of Thoracic and Cardiovascular Surgery; Professor of
Molecular and Cellular Oncology; Director, W.M. Keck Center for Innovative Cancer Therapies; and Chief, Section of
Thoracic Molecular Oncology, UT MD Anderson Cancer Center
Pasi
Antero Jänne, MD, PhD
-
Professor of Medicine, Harvard Medical School and Brigham & Women’s Hospital; Director of Dana Farber Cancer Institute
Lowe
Center
for
Thoracic
Oncology,
and
Scientific
Director
of
the
Belfer
Center
for
Applied
Cancer
Science
Tony S. K. Mok, MD, FRCP(C), FHKCP, FHKAM
-
Past President of International Association of the Study of Lung Cancer (IASLC). Professor of Clinical Oncology, Chinese
University
Hong
Kong,
Beijing
Cancer
Hospital;
Chair
-
Hong
Kong
Cancer
Therapy
George Simon, MD
-
Professor and Chief of Experimental Therapeutics, Department of Thoracic/Head and Neck Medical Oncology, Division of
Cancer Medicine, UT MD Anderson Cancer Center
Cumulatively contributed to >600 peer-reviewed articles on cancer, including in NEJM, Science, Lancet, and JCO

21
st
Century Gene Therapy for Cancer
7
Reprogramming the Course of Cancer
•
Significant market gaps and unmet medical need for patients whose cancer molecular profiles make them resistant or poor candidates for targeted therapies and immunotherapies
•
Lead candidate Oncoprex™, a unique, first-in-class, multimodal immunogene therapy packaged in a proprietary nanovesicle delivery system, can sensitize cancer cells and synergize with available modern therapies
•
Cutting-edge gene therapy platform, exploring therapeutic benefit of other tumor suppressor genes, and drug synergies across multiple cancer indications

The Genprex Platform

Novel approach to cancer treatment
grounded in a cutting edge platform
that has broad application to:
–
Utilize multiple tumor suppressor
genes
–
Provide multiple drug synergies
–
Address multiple cancer indications
30+ peer-reviewed publications
30 patents issued & 2 pending

R&D Pipeline and Path to Approval 9

Lung Cancer: Significant Unmet Medical Need

Source:  SEER/NCI (USA), WHO (worldwide).
Oncoprex
may address the unmet need of a larger population of NSCLC patients,
85%
of whom currently lack targeted therapies, as well as those who have failed treatment
•
225,000
new cases per year in U.S.
•
1.8 million new cases worldwide
•
Non-small cell lung cancer (NSCLC)
represents 80% of all lung cancers
•
5-year survival rate for Stage IV NSCLC is approx. 1%
•
Median survival is approx. 4 months
•
Popular targeted therapies for EGFR+ tumors benefit
only a minority of patients and many become resistant
•
Outcomes for late-stage patients have not improved significantly in 25 years
•
A combination approach to address existing treatment gaps and to enhance efficacy of targeted and immunotherapies could have a large impact

Oncoprex
Targets Cancer at its Core

Oncoprex
multimodal drug/delivery system reprograms cancer cells to undergo cell death
•
Expression of TUSC2 gene is decreased in many cancer types, particularly lung cancers
•
TUSC2 (Tumor Suppressor Candidate 2) shown to:
-
Have a pan-kinase inhibitory effect when activated in the cell
-
Inhibit key cell signaling pathways + modulate immune activity surrounding cancer cell
Combination of DOTAP: chol
+ TUSC2 gene

Nanovesicle
Delivery System

•
Developed at NIH and optimized at MD Anderson
•
Non-viral
biodegradable (+) lipid nanovesicle with affinity to (-) cancer cell
•
Efficient gene/plasmid transfer to lung cancer cells while minimizing off-target exposure
•
10-
to 25-fold uptake in cancer cells vs. normal cells
•
Well tolerated in humans. Administered intravenously to > 50 study patients

Oncoprex Inhibits Key Cell Signaling Pathways

TUSC2 shown to upregulate NK and CD8 T cells
and downregulate PD-L1 receptors
Intracellular
blockade or
activation of key
cellular growth and
apoptosis signaling
pathways
Immune modulation and effect on tumor micro-
environment, including upregulation of NK and
CD8 T-cells and downregulation of PD-L1
receptors on the surface of cancer cells

Development Overview (NSCLC)

Regulatory pathway
•
Awaiting Phase II data
with Oncoprex +
erlotinib
trial
•
Plan to seek Fast Track,
Accelerated Approval or
Breakthrough Therapy
designation from FDA
Pre-Clinical
Phase
1
Phase 2
/ Pivotal
Oncoprex
•
Specificity of targeting
•
Decreased tumor load
•
Sensitization to erlotinib (EGFR+/-
NSCLC)
Oncoprex
+ erlotinib
•
Potent cytotoxic effect on cancer cells
•
Synergy and sensitizing effect of Oncoprex
Oncoprex + anti-PD-1
•
Significantly greater anti-tumor effect
compared to anti-PD-1 or CTLA-4 alone
•
Increased survival in mice and elevated
innate immune system activity, including
upregulation of natural killer cells and
cytotoxic T cells
Oncoprex
•
Maximum Tolerated Dose (MTD)
•
Favorable safety profile, dose response in
EFGR+/-
patients
Oncoprex
+ erlotinib
•
Positive interim efficacy data
•
Similar safety profile at MTD, improved surrogate outcomes
(RECIST)

Oncoprex
Monotherapy (Phase I)

(Responses in late-stage metastatic lung cancer patient)
Mediating Functional Gene Transfer in Humans.  Lu, C. et al. PLOS One. 2012.
•
Dose escalation study to explore toxicity and
tolerability in patients
•
Phase I monotherapy results:
-
31 Stage IV patients with at least 1 of 6 trial
doses
-
Cancer growth halted in 5 of 23 patients
-
Stable disease n=5 // Responses n=3
Maximum Tolerated Dose (MTD)
established –
well tolerated in
patients
Source: Phase I Clinical Trial of Systemically Administered TUSC2(FUS1)-Nanoparticles

Oncoprex + erlotinib
Combination (Phase I/II)
•
Combination therapy (re)sensitizes lung cancer cells and/or overcomes resistance to targeted therapies and other classes of drugs (i.e. checkpoint inhibitors; CPI)
•
Slowed tumor progression in 7 out of 9 patients **
78%
disease control rate (DCR; RECIST criteria)
16
Preliminary evidence of efficacy in subjects with EGFR +/-
mutations
EGFR status
Response
# of cycles / Duration
of
Response (weeks)
Prior Therapy
Line
of
Therapy
Positive
(exon
18+20)
Complete
Response
11 cycles (31 wks)
Chemo
3
Negative
24% regression TL
6 cycles (18 wks)
Chemo / anti-PD1
2
Negative
30% regression one TL
18% regression all TL
8 cycles (25 wks)
Chemo / anti-PD1
6
Positive
(exon 21) / T790M -
Tumor Regression
Metabolic
response
*PET scan
4 cycles (12 wks)
Tarceva
*multiple cycles
3
1 Positive (exon 21)
Stable Disease
4 cycles (12 wks)
Tarceva
2
2 Negative (***)
Stable Disease
4 cycles (12 wks)
Chemo
2-4
** 9 out of 10 patients evaluable to date, all but one received prior treatments
*** one subject withdrew consent

In addition to our current trial of Oncoprex + erlotinib, MD Anderson researchers conducted preclinical studies combining Oncoprex with the following investigational and marketed drugs:
•
TKI gefitinib
(marketed as Iressa
®
by AstraZeneca Pharmaceuticals) in animals and in human
NSCLC cells
•
MK2206
in animals (MK2206 is an inhibitor of AKT kinases, which affect cell signaling pathways downstream from tyrosine kinases)
•
anti-PD-1
antibody-equivalent
to
the
checkpoint
inhibitor
nivolumab
(marketed
as
Opdivo
®
by
Bristol-Myers Squibb Company) in animals
•
anti-CTLA4
antibody-equivalent
to
ipilimumab
(marketed
as
Yervoy
®
by
Bristol-Myers
Squibb
Company) in animals.
Oncoprex Combination Approach
Synergies with FDA approved therapies could greatly increase the strategic importance of Oncoprex

Oncoprex Synergy with anti-PD1 in
Syngeneic Mice

The TUSC2+anti-PD1
combination significantly
prolonged survival in a lung
metastasis model refractory to
checkpoint blockade alone
TUSC2 is synergistic with anti-PD1 in syngeneic mouse models of lung cancer
•
Two Kras-mutant mouse models: low (4.5%) and moderate (23.7%)  PD-L1 expression at baseline
•
Modulation of innate immune response in tumor micro-environment
•
Upregulation of NK, CD8+ T-cells
•
Downregulation of PD-L1, Tregs, and MDSC
•
TUSC2+anti-PD1 exhibit greater antitumor activity than either agent alone or control
Meraz
et al. Abstract #621. AACR 2017

Strategic Objectives and Upcoming Milestones
Strategic Objectives
•
Conduct ongoing and new clinical trials
•
Investigate
the
effectiveness
of
Oncoprex
in
other
cancers
•
Prepare to commercialize Oncoprex
•
Pursue strategic partnerships
•
Further develop platform technology
Upcoming Milestones
•
Optimize product development and manufacturing
•
Explore expedited approval pathways with the FDA

st
Century Gene Therapy for Cancer
20
•
Cutting-edge gene therapy platform provides therapeutic synergies and expands patients’
access to available targeted and immunotherapies
•
Lead candidate Oncoprex™, a unique, first-in-class, multimodal immunogene therapy
packaged in proprietary nanovesicle delivery system
-
Phase II combination therapy trial for NSCLC at UT MD Anderson
-
Positive interim Phase II results: DCR 78%, 1 CR
-
Preclinical studies show strong anti-tumor effect in combination with an anti-PD1 and/or anti-CTLA4
•
Exploring therapeutic benefit of other tumor suppressor genes, across multiple cancer indications
•
This opportunity, by 2025, represents a market potential of $26.8 billion in the global
NSCLC populations
(CAGR 15.7%) comprising of approximately $17.5B in
immunotherapy sales and $9.4B targeted therapy sales
1.
Nov
‘16
–
GlobalData
Report
on
NSCLC
in
8
major
markets,
to
2025.
1